Sub-item 77H: Changes in control of registrant

On  January 25, 2001, Fortis, Inc. agreed to sell  (the
"Sale")   all   of  the  stock  in  its  wholly   owned
subsidiary,  Fortis Advisers, Inc. ("Fortis  Advisers")
to   Hartford  Life  and  Accident  Insurance   Company
("Hartford  Life"), a subsidiary of Hartford  Financial
Services Group, Inc. ("The Hartford").  The Hartford is
a  leading  insurance and financial  services  company.
The  Sale  is  subject to the satisfaction  of  various
conditions.  Upon completion of the Sale, The  Hartford
will   own   and  control  Fortis  Advisers   and   its
subsidiaries, including Fortis Investors, Inc. ("Fortis
Investors").  Fortis Advisers is the investment adviser
for   the  registrant  and  Fortis  Investors  is   the
principal   distributor   of   the   registrant.    The
registrant   expects  to  enter  into  new   investment
advisory   and   subadvisory   agreements,   and    new
distribution agreements as a result of the Sale. These changes will require approvals by the registrant's board of directors and shareholders to the extent required by law.